Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Increases

Common Dividend by 6.4%

ISELIN, N.J., October 20, 2021 – Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.29 per share on its common stock, an increase of 6.4% from the $0.2725 per share dividend declared in July of 2021.  This increase raises the annual dividend rate to $1.16 from $1.09 per share of common stock. The dividend is payable December 1, 2021 to shareholders of record as of November 16, 2021. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

“We understand the importance of a dividend and are proud to continue to share our company’s success by announcing an increased annual dividend for the 49th consecutive year,” said Chairman, President and Chief Executive Officer Dennis W. Doll. “Our Company has a long record of dividend achievement and our dedicated teams are continually working to enhance the quality of our operations and service and drive shareholder value,” he added.

Middlesex Water Company is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware.  The Company is currently offering a 3% discount on all Common Stock purchases made under its Investment Plan whether by optional cash payment or by dividend reinvestment. The discount will continue until 200,000 shares are purchased at the discounted price or August 1, 2022, whichever event occurs first. To learn more visit https://shareholder.broadridge.com/middlesexwater

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com